Exhibit 99.1

ITG Increases Share Repurchase Authorization and Provides Third Quarter 2014 Earnings Guidance

NEW YORK, October 15, 2014 — ITG (NYSE: ITG), a leading independent execution and research broker today announced that its Board of Directors has authorized the repurchase of an additional 4.0 million shares, bringing the total number of shares currently available for repurchase to 5.4 million shares. The timing and number of shares repurchased will be dependent on a variety of factors, including share price, corporate and regulatory requirements and market and business conditions.

“This additional authorization by the Board demonstrates our commitment to delivering stockholder value through a capital deployment program that includes opportunistic share repurchases,” said Steve Vigliotti, ITG’s Chief Financial Officer.

Since ITG resumed its share repurchase activity in the first quarter of 2010, it has repurchased 12.6 million shares for $177.0 million, including 520,000 shares in the third quarter of 2014 for $9.1 million. At September 30, 2014, ITG had 34.8 million shares outstanding, more than 20% below the amount of shares outstanding at the end of 2009.

ITG today also announced that it expects earnings for the third quarter of 2014 to be in the range of $0.31 to $0.33 per diluted share, including a net income tax benefit of $2.4 million, or $0.07 per diluted share, from resolving a contingency in the U.S.  This compares to third quarter 2013 earnings of $0.20 per diluted share.

“Our third quarter 2014 results show the benefits of our strategy of geographic diversification,” said ITG’s Chief Executive Officer and President, Bob Gasser. “Our international operations performed well, offsetting the continued weak volume environment in North America.”

ITG will issue a press release with final third quarter results before the market open on Monday, November 3, 2014, and will provide more details during an earnings call at 11:00 am ET that day.  Those wishing to listen to the call should dial 1-877-317-6789 (1-412-317-6789 outside the U.S.) at least 15 minutes prior to the start of the call to ensure connection.  The webcast and accompanying slideshow presentation will be available on ITG’s website at investor.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-877-344-7529 (1-412-317-0088 outside the U.S.) and entering conference number 10053483.  The replay will be available starting approximately one hour after the completion of the conference call.

About ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

1-212-444-6259

corpcomm@itg.com

This press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2013 Annual Report, on its Form 10-K (as amended), and on its Form 10-Qs and include, but are not limited to, general economic, business, credit and financial market conditions, both internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies and our ability to attract and retain talented employees. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

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